CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated August 23, 2021 on the financial statements of LGH Global Corp. as of May 31, 2021 and for the period from February 17, 2021 (inception) to May 31, 2021, included in the Form 1-A Tier II Offering. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

August 31, 2021